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                                                                    EXHIBIT 23.1

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of VIASYS Healthcare Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in VIASYS Healthcare Inc.'s Annual Report to Stockholders incorporated by reference in this Form 10-K, and have issued our report thereon dated February 6, 2002 (except with respect to the matter discussed in paragraph 3 to Note 8, as to which the date is March 15, 2002). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in
Item 14 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                          Arthur Andersen LLP


Philadelphia, Pennsylvania
February 6, 2002 (except with
respect to the matter discussed
in paragraph 3 of Note 8, as to
which the date is March 15, 2002)